Exhibit 99.1
                     FIRST LITCHFIELD FINANCIAL CORPORATION

News Release
For Immediate Release

       First Litchfield Financial Corporation Announces Six-Month Earnings

Litchfield, Connecticut--August 10, 2007--First Litchfield Financial Corporation (NASDQ:FLFL) (the "Company") the holding company for The First National Bank of Litchfield (the "Bank") reported earnings for the three (3) months and six (6) months ended June 30, 2007. Earnings for the second quarter of 2007 totaled $582,000, which is an increase of 23% from second quarter 2006 earnings of $475,000. Quarterly basic and diluted net income per share for 2007 were $.26 per share, compared to $.21 per basic and diluted share for the same period in 2006.

President and CEO Joseph J. Greco stated, "We are encouraged by the growth in quarterly earnings in spite of the difficult economic environment. I am pleased by the results of our Wealth Management division and also by the early successes of First Litchfield Leasing."

However, while net income for the quarter ended June 30, 2007 was up, net income for the Company for the six months ended June 30, 2007 totaled $985,000, representing a decrease of $114,000, or 10% from earnings of $1,099,000 for the same period in 2006. Basic and diluted net income per share for the six-month period ended June 30, 2007, was $.44 per share, as compared with $.49 basic and diluted net income per share, for the same period in 2006.

Net interest income for the second quarter of 2007 increased $101,000 or 3.2% from the second quarter of 2006. The tax equivalent net interest margin improved from 3.00% in the second quarter of 2006 to 3.02% for the second quarter of 2007. The increase in the net interest income was due to increased income attributable mainly to an improved mix of earning assets, from shifting assets from investments to loans, as well as to higher levels of earning assets. Average earning assets for the second quarter of 2007 totaled $457 million, an overall increase of $8 million from the second quarter of 2006. Average loans and leases increased by $51 million, or 20.1%. The flattened yield curve however, continues to challenge the return on earning asset growth and resulted in increased funding costs which offset much of the increase in net interest income.

Net interest income for the first six months of 2007 totaled $6,483,000, which was a decrease of $21,000 or 0.3% from the same period in 2006. The net interest margin (net interest income divided by average earning assets) was 2.94% for the six-month period ended June 30, 2007 which was a decrease of 14 basis points from the margin of 3.08% for the six months ended June 30, 2006. These results are reflective of the pressures on the flat and inverted yield curve as well as the competitive environment for growing retail deposits. Over the past year, funding costs have increased 77 basis points, from 2.96% to 3.73%. However, the tax-equivalent yield on earning assets has only increased 53 basis points for the same period. It is anticipated that the continued emphasis on shifting the asset mix from investments to loans, deposit growth and cost efficient funding should help to protect earnings from further margin erosion. Consistent with

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                                                                    Exhibit 99.1


that goal, net loans and leases increased $12,955,000 over the year-end 2006 amount. Growth during the first six months of 2007 was in residential mortgage loans and in lease receivables, which were up $7,146,000 and $6,737,000, respectively, since year-end 2006.

All categories of retail deposits increased over their respective year-end levels. This increase is attributed to the Bank's expansion due to the opening of three (3) new branches during 2006 as well as to an increasing emphasis on the development and retention of commercial and small business accounts. Demand deposits as of June 30, 2007 totaled $72,754,000 which was an increase of $4,252,000, or 6.2%. Savings deposits increased $2,768,000, due to higher municipal NOW deposits and increased Health Savings Accounts. Money market deposits increased by $7,167,000, or 10.1%, due to growth in the relationship money market deposit product and higher balances in deposits held for the Bank's trust customers.

Year-to-date noninterest income for the six months ended June 30, 2007 totaled $1,621,000, up $249,000, or 18%, from noninterest income from the same period in 2006. Trust fee income totaled $670,000 which represents an increase of $128,000, or 24%, from the first six months of 2006. This increase is due to fees from investment management services as a result of the efforts of attracting key personnel for investment management. Other noninterest income increased by $30,000, or 10% resulting mostly from increased revenue from the Bank's retail investment products. Banking service charges and fees totaled $647,000, increasing 16%, from the previous year due to increased fee income from deposit overdraft and uncollected fees, credit card interchange income and non-customer ATM fees. Noninterest income for the second quarter of 2007 totaled $827,000, which is an increase of 17.4% from the $704,000 earned for the second quarter of 2006. This improvement is due to increases in trust income and banking service charges and fees, such as fees from deposit overdrafts and uncollected funds, interchange fees and non-customer ATM fees.

Six-month noninterest expense for the six months ended June 30, 2007 totaled $6,909,000, and represented an increase of $529,000, or 8%, from the same period of 2006. Staffing, occupancy and equipment costs, particularly as they relate to the new branches opened during 2006, resulted in these increases. Offsetting some of the increase in costs were decreases in advertising costs reflective of the three (3) branch openings in 2006. Also, costs for computer software and technology consulting have been reduced due to the change in the Bank's core processor and lower costs for exam and audit fees as they relate to regulatory reporting and the Company's plans for implementing Sarbanes Oxley initiatives. Non-interest expense for the second quarter of 2007 totaled $3,452,000, an increase of $169,000 or 5.1% from the similar period in 2006. The branch expansion initiatives of 2006 are primarily responsible for the increases in salaries, benefits, occupancy, equipment, supplies and other noninterest expenses. Offsetting the increased costs are reduced expenses for computer services, legal and advertising. These decreases were also reflective of higher 2006 costs related to the change in core processor and previous year's branch openings and promotions.

Statements contained in this news release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management as well as the assumption made using information

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                                                                    Exhibit 99.1

currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions, including, among others: changes in market interest rates and general and regional economic conditions; changes in government regulations; changes in accounting principles; and the quality or composition of the loan and investment portfolios and other factors that may be described in the Company's quarterly reports on Form 10-Q and its annual report on Form 10-K, each filed with the Securities and Exchange Commission, which are available at the Securities and Exchange Commission's internet website (www.sec.gov) and to which reference is hereby made. Therefore, actual future results may differ significantly from results discussed in the forward-looking statements.

The First National Bank of Litchfield is a community bank operating full-service banking offices in Canton, Goshen, Litchfield, Marble Dale, New Milford, Roxbury, Washington and Torrington. The Bank maintains a full service Trust department that offers asset management, custody and estate settlement services to individuals, non-profit and commercial customers. Additionally, the Bank offers non-deposit retail investment products such as mutual funds, annuities and insurance through its relationship with Infinex Investments, Inc. The Bank's subsidiary, First Litchfield Leasing Corporation, provides middle market equipment leasing/financing, to the commercial markets of Connecticut and Massachusetts. The Company's website address is www.fnbl.com.

Contact:
  Joseph J. Greco, President and CEO
  (860) 567-6438

                        Selected Financial Results Follow



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                                                                    Exhibit 99.1


                        First Litchfield Financial Corp.


                      Selected Consolidated Financial Data
                                   (Unaudited)



Period end balance sheet data:                            June 30,
                                                   2007                2006
                                               ------------        ------------

Total Assets                                   $489,919,000        $494,827,000
Loans, net                                      306,855,000         269,644,000
Investments                                     136,049,000         180,218,000
Deposits                                        333,289,000         303,103,000
Borrowings                                      125,724,000         157,301,000
Stockholders' equity                             25,775,000          24,226,000

Book value per share                                  11.42               10.75
Tangible book value per share                         11.42               10.75
Leverage ratio                                         8.03%               8.18%
Shares outstanding                                2,257,748           2,254,002

                                                      For the Three Months
                                                         Ended June 30,
                                                    2007               2006
                                                -----------        -----------
Operating results:
Net interest income                             $ 3,301,000        $ 3,200,000
Securities (losses), net                                  0            (18,000)
Total noninterest income                            827,000            704,000
Loan loss provision                                       0
                                                                       105,000
Total noninterest expense                         3,452,000          3,284,000
Income before tax                                   676,000            516,000
Income tax expense                                   94,000             41,000
Net income                                          582,000
                                                                       475,000

Earnings per share (basic)
                                                        .26                .21
Return on average assets                                .48%               .40%
Return on average equity                               8.89%              7.58%

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                                                                    Exhibit 99.1


                                                     For the Six Months
                                                       Ended June 30,
                                                  2007                2006
                                               -----------         -----------
Operating results:
Net interest income                            $ 6,483,000         $ 6,462,000
Securities (losses), net                           (14,000)            (18,000)
Total noninterest income                         1,621,000           1,372,000
Loan loss provision                                105,000             210,000
Total noninterest expense                        6,909,000           6,380,000
Income before tax                                1,091,000           1,244,000
Income tax expense                                 106,000             145,000
Net income                                         985,000           1,099,000

Earnings per share (basic)                             .44                 .49
Return on average assets                               .40%                .47%
Return on average equity                              7.36%               8.61%



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